Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Pebblebrook Hotel Trust:
     We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-171469) and the Registration Statement on Form S-8 (File No. 333-163638) of Pebblebrook Hotel Trust of our report dated March 31, 2011, with respect to the balance sheets of Westin Gaslamp Quarter, San Diego Hotel as of December 31, 2010 and 2009, and the related statements of operations, owner’s equity in hotel and cash flows for the years then ended, which appears in the Current Report on Form 8-K/A of Pebblebrook Hotel Trust filed on March 31, 2011.
/s/ KPMG LLP
McLean, Virginia
March 31, 2011